}

Exhibit 99.1

HP CIO Ron Guerrier Joins Equinix Board of Directors

REDWOOD CITY, Calif., Sept. 15, 2021 /PRNewswire/ -- Equinix, Inc. (Nasdaq: EQIX), the world's digital infrastructure company™, today announced the appointment of Ron Guerrier to the Equinix Board of Directors. His appointment brings the number of directors on the Equinix Board to nine.

With a career in the information technology sector that spans more than a quarter century, Guerrier is the chief information officer (CIO) of HP Inc. and previously served as CIO to Fortune 500 corporations and government, including Toyota Motor Corporation, Express Scripts, Farmers Insurance Group and the State of Illinois. As a veteran CIO, he will bring a unique perspective to the Equinix Board as the company continues to innovate its digital infrastructure offerings for CIOs globally.

Highlights/Key Facts

  In his current role at HP, Guerrier leads the organization that supports the company's emerging technology efforts worldwide, managing a world-class IT organization that delivers and enables the highest levels of productivity for employees, contractors and partners globally. He is also responsible for developing and overseeing a comprehensive approach to digitization across HP, with a focus on process automation and continuous process improvement, while ensuring a positive end-user experience.
  As CIO and Secretary of Innovation and Technology for the State of Illinois, Guerrier was instrumental in broadband expansion, modernization of legacy IT systems, STEM education and the sudden transformation of nearly 50,000 employees to remote work during the COVID-19 pandemic. In this role, he supported 48 State of Illinois agencies and led efforts in securing a General Assembly appropriation of $420 million to upgrade and expand state-wide broadband.
  Guerrier's experience at key enterprises as they were undergoing the transition to digital will enable him to provide a strong "voice of the customer" perspective to the Equinix Board. As CIO of Express Scripts, he led a team of more than 6,000 and was responsible for strategic initiatives as well as innovation and process improvements to enhance end-user experience. During his tenure as CIO of Farmers Insurance Group, he reorganized the IT division to enhance delivery.
  Guerrier began his career with Toyota Motor Corporation, where he spent 20 years, most recently as Vice President and Chief Information Officer of Toyota Financial Services. In that role, he led a team of more than 1,000 and drove digital innovations in partnership with Toyota's CMO.
  Guerrier is a passionate advocate for multiple causes. He is active in a variety of leadership roles with volunteer organizations, including Junior Achievement, Habitat for Humanity, Homeboy Industries and the disaster relief organization SBP. He is a founding advisory board member of the STEM Advantage program, a nonprofit platform focused on supporting underserved communities interested in STEM fields through scholarships, mentoring and internships.
  Throughout his career, Guerrier has earned numerous honors and awards, including the Crain's Chicago Business Tech 50 Award in 2019 and 2020, HMG Strategy's Technology Executives to Watch in 2019 and Global Technology Executives Who Matter in 2020, the GoldenGov: State Executive of the Year from StateScoop in 2020, the Orbie Chicago CIO of the Year Awards in 2020, and Black Enterprise's 2018 Most Powerful Executives in Corporate America. He has also led organizations that have been recognized in the CIO 100 awards and the IDG Communications Digital Edge 50 Awards honoring organizations excelling at digital transformation.

Quote

  Peter Van Camp, Executive Chairman, Equinix
  "Ron is a seasoned business leader with more than 25 years of experience helping both enterprises and government with the digital infrastructure that underpins their success. He also has a strong track record of advocating for diversity, equity and inclusion within the tech sector. As we advance our role as the trusted advisor to our customers' digital journeys, Ron's perspective, especially through the lens of the customer, will be invaluable in shaping the future direction of Equinix."

About Equinix
Equinix (Nasdaq: EQIX) is the world's digital infrastructure company, enabling digital leaders to harness a trusted platform to bring together and interconnect the foundational infrastructure that powers their success. Equinix enables today's businesses to access all the right places, partners and possibilities they need to accelerate advantage. With Equinix, they can scale with agility, speed the launch of digital services, deliver world-class experiences and multiply their value.

Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the challenges of acquiring, operating and constructing IBX data centers and developing, deploying and delivering Equinix products and solutions, unanticipated costs or difficulties relating to the integration of companies we have acquired or will acquire into Equinix; a failure to receive significant revenues from customers in recently built out or acquired data centers; a failure to complete any financing arrangements contemplated from time to time; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; the loss or decline in business from our key customers; risks related to our taxation as a REIT; and other risks described from time to time in Equinix filings with the Securities and Exchange Commission. In particular, see recent Equinix quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

CONTACT: Equinix Media Relations, press@equinix.com; Equinix Investor Relations, invest@equinix.com